EXHIBIT 10.5

October 29, 2001

      The undersigned vendor, Allison Enderle ("Vendor"), acknowledges that it has performed certain services for and on behalf of Vertical Computer Systems, Inc. ("Company") for which invoices in the amount of the approximate amount of Six Thousand Eight Hundred Seventy-Three Dollars and No Cents ($6,873.00) have been issued by Vendor. Company agrees that it shall issue One Hundred Thirty-Seven Thousand Four Hundred Sixty (137,460) shares of its common stock (the "Stock" herein), Allison Enderle; and Company shall cause to be filed immediately a Registration Statement on Form S-8 registering the Stock, to permit the sale of the Stock as a means of reducing Company's outstanding obligation to Vendor. Provided, however, the Stock shall be sold into the public in an orderly and nondisruptive manner at the rate of no more than fifteen percent (15%) of the total shares of stock issued per week. Company shall have the express right, at any time, to pay any outstanding amounts owed to Vendor and, upon such payment, Vendor shall return any remaining stock immediately to Company. In the event that the net proceeds, after deducting any commissions, from Vendor's sale of Stock are less than the amount of $6,873.00, Company shall pay Vendor the difference between $6,873.00 and the net proceeds in cash within ten (10) days of presentation by Vendor to Company of documentation of the amount of net proceeds. Further, if the Stock is sold by Vendor, after deducting any commissions, for a total of more than $6,873.00, then, any Stock remaining will either (a) be returned to the Company or (b) with the Company's written approval, sold with such additional amounts applied as a credit for the Company.

Allison Enderle

BY: _________________
    Allison Enderle


VERTICAL COMPUTER SYSTEMS

BY: _________________
    Richard Wade